For Immediate Release: April 12, 2007

Universal Energy Corp. Expands Oil and Gas Business

Orlando, Florida-PR Newswire-FirstCall

Billy Raley, CEO of Universal Energy Corp. (OTC Bulletin Board: UVSE-News) announced, today, that it has signed a participation agreement to expand the oil and gas exploration and production segment of the company into Southeastern Louisiana.

"The signing of this agreement with YUMA Exploration and Production Company, Inc. on their Caviar prospect continues our growth strategy to acquire low risk in-field oil and gas rights that offset existing production. We are very impressed with the experience and working history of YUMA", Raley commented.

The Caviar site lies in the prolific Middle Miocene Trend, which is located in the Plaquemines Parish of Southeastern Louisiana. Drilling is scheduled to begin on this project this summer to achieve wells between 9,000 and 11,000 feet deep. The potential in this oil-rich area of the United States is very positive, based on the production history of existing wells in the area.

"This agreement with YUMA on the Caviar Project teams us with a leader in the oil and gas business that brings many years of experience to the table. It not only supports our growth strategy for Universal, but it also expands our operations into another proven oil and gas production area", Raley added. "We are excited to be partnering with YUMA Exploration and Production Company".

About Universal Energy Corp.--Universal Energy Corp. is a diversified energy company currently focused on oil and gas exploration. Universal's current focus is on the exploration of its land portfolio comprised of a working interest in highly prospective acreage in Alberta, Canada and Southeastern Louisiana. Corporate growth strategy includes acquisition and operation of allied energy services companies to diversify and strengthen financial position. Go to www.universalenergycorp.info for details.

Safe Harbor Statement

All statements, other than statements of historical fact, included in this press release are forward-looking statements within the meaning of the private securities Litigation Reform Act of 1995. The forward-looking statements, including statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements (i.e., future operational results and sales) are subject to assumptions and beliefs based on current information known to the company and factors that are subject to uncertainties, risk and other influences, which are outside the company's control, and may yield results differing materially from those anticipated. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration opportunities being fewer than currently anticipated. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

Source: Universal Energy Corp